                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT dated as of January 25, 1999 between the persons listed as Sellers on the signature pages of this Agreement (the "Sellers"), as the holders of all the outstanding shares of capital stock and other equity interests of the entities listed on Exhibit A-1 (subject to the exclusion noted therein) attached hereto (individually a "Company" and collectively the "Companies") and SFX Entertainment, Inc., a Delaware corporation (the "Buyer").

                  WHEREAS, the Sellers desire to sell to the Buyer all (and not less than all) of the outstanding shares of capital stock and other equity interests of the Companies (subject to the exclusion noted on Exhibit A-1) and the Buyer desires to purchase such shares and interests from the Sellers, on the terms set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the premises and the mutual promises herein set forth, the parties agree as follows:

                  1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                  "Action": any lawsuit, action, complaint, administrative proceeding, arbitration, charge, claim, request for investigation, report of alleged violation of law or regulation, criminal prosecution, hearing, governmental or regulatory investigation, governmental or regulatory charge or litigation, or legal proceeding of any nature filed with or made to any court, Governmental Authority or organization by any Person alleging potential Liability relating to or affecting any Company, its assets (including, without limitation, Contracts relating to a Company), its Business or the transactions contemplated by this Agreement.

                  "Affiliate": with respect to any Person means (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person;
         (ii) any officer, director, partner, employee, agent, or representative or direct or indirect beneficial or legal owner of any 5% or greater equity or voting interest of such Person; or (iii) any entity for which a Person described in (ii) above acts in any such capacity.

                  "Agent": John J. Boyle, as agent for the Sellers.

                  this "Agreement": this Stock Purchase Agreement and all Schedules and Exhibits hereto, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Average Market Price": as of any date, the arithmetical average Market Price of the Buyer's Class A Common Stock, $0.01 par value, as reported in the



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         Wall Street Journal for the 20 consecutive trading days ending immediately prior to such date.

                  "Business": the music promotion, entertainment and other business activities now carried on by each of the Companies.

                  "Business Day": any day other than a Saturday, Sunday or other day on which banks in the State of New York are legally authorized or required to be closed.

                  "CD Shares": shares of capital stock of or other equity interests in the Companies.

                  "Closing": the closing of the transactions contemplated by this Agreement.

                  "Closing Date": the date of the Closing.

                  "Code": the Internal Revenue Code of 1986, as amended.

                  "Consent": any consent, waiver, approval or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

                  "Contract": any written or oral contract, agreement, understanding, lease, license, note, plan, instrument, commitment, restriction, arrangement, obligation, undertaking, practice or authorization of any kind or character or other document to which a Person is a party, or that is binding on such Person or its securities, assets or business.

                  "Employment Agreement": as defined in Section 8.1(g).

                  "Exchange Act": the Securities Exchange Act of 1934, as amended.

                  "Financial Statements": the audited financial statements of the Companies for the fiscal year ended December 31, 1997, and the unaudited financial statements of the Companies for the nine-month period ended September 30, 1998, copies of which are attached hereto as Schedule 1.

                  "GAAP": generally accepted accounting principles consistently applied.

                  "Governmental Authority" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

                  "HSR Act": the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.


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                  "knowledge" or "known": with respect to the Sellers means (i)
         the actual knowledge of any of the Sellers, without having made any inquiry, and (ii) the actual knowledge John J. Boyle would have after due inquiry of the officers of the Companies responsible for the matters as to which knowledge pertains.

                  "Laws": (i) all Federal, state, local or foreign laws, rules and regulations; (ii) all Orders; (iii) all Permits; and (iv) all agreements with Federal, state, local or foreign regulatory authorities to which Buyer, any Seller or any Company are parties (as the context may require).

                  "Liability": any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether known, unknown, accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

                  "Lien": any mortgage, pledge, deed of trust, transfer restriction, put option, purchase option, escrow, hypothecation, lien, security interest, financing statement, lease, charge, encumbrance, easement, rights of way, conditional sale or other title retention or security agreement or any other similar restriction, claim or right of others whether arising by Contract, operation of Law or otherwise.

                  "Litigation Expense": any expense incurred in connection with investigating, defending or asserting any Action incident to any matter indemnified against hereunder (including without limitation rights to indemnification hereunder), including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals.

                  "Loss": any and all direct or indirect demands, claims, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, causes of action, suits, losses, and liabilities, and interest on any amount payable to a Third Party as a result of the foregoing, other than Litigation Expense.

                  "Market Price" means as to any security the arithmetical average of the closing sales prices of such security on such day on all national domestic exchanges on which such security may at the time be listed, or, if there shall have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on such day such security shall not be so listed or trading thereon or on such exchange shall be suspended, the closing price on such day of any such security



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         traded on the NASDAQ System or, if no such closing price is available,
         (i) the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or (ii) if on such day such security shall not be quoted in the NASDAQ System, the average of the high and low bid and asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization.

                  "Material Adverse Effect": as to any Person, any material adverse change in or effect on (i) the business, operations, assets, Liabilities, condition (financial or otherwise) or results of operations of such Person, (ii) the ability of such Person to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which it is or will be a party, or
         (iii) the ability of such Person to perform any of its obligations under this Agreement or any of the other Transaction Documents to which it is or will be a party. Whenever reference is made in this Agreement to a Material Adverse Effect on any Company or the Companies, same shall refer to a Material Adverse Effect on the Companies taken as a whole.

                  "Non-Competition Agreements": the Non-Competition and Confidentiality Agreements to be executed and delivered pursuant to
         Section 8.2(h).

                  "Order": any decree, injunction, judgment, order, ruling, writ, quasi- judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, tribunal, administrative agency or Governmental Authority to which a Person is a party or that is binding on such Person or its securities, assets or business.

                  "Permits": all Federal, state, local or foreign permits, licenses, approvals, franchises, notices, authorizations, registrations, certifications and similar filings.

                  "Permitted Dividends": as defined in Section 6.5.

                  "Permitted Liens": (i) carriers', warehousemen's, workers', materialmen's, brokers' or customs' or other like Liens (including tax liens) arising in the ordinary course of business with respect to obligations which are not due; (ii) deposits or pledges to secure obligations under workers compensation, social security or similar laws, or under unemployment insurance, or to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety, performance and appeal bonds, and other obligations of like nature arising in the ordinary course of business;
         (iii) judgment liens that have been stayed or bonded; (iv) liens and other title exceptions set forth on Schedule 3.9; (v) other liens (other than securing or requiring the payment of money), encumbrances and title exceptions of record with respect to real estate; and (vi)


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         other liens, easements, rights-of-way and title exceptions with respect to real estate which do not materially adversely impair the use or operation of the subject property for the business currently conducted by the Companies thereon or thereat.

                  "Person": a natural person or any legal, commercial or governmental entity, such as, but not limited to, a business association, corporation, general partnership, joint venture, limited partnership, limited liability company, trust, or any person acting in a representative capacity.

                  "Purchase Price": as defined in Section 2.3.

                  "SEC": the Securities and Exchange Commission.

                  "Securities Act": the Securities Act of 1933, as amended.

                  "SFX Shares": as defined in Section 2.3.

                  "Stock Option Agreement": as defined in Section 2.3.

                  "Subsidiary": with respect to any Person, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation is at the time, directly or indirectly owned by such Person, or (ii) any partnership, limited liability company or joint venture or other entity of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by such Person.

                  "Taxes": all taxes, charges, duties, fees, levies, penalties or other assessments imposed by any taxing authority, including, but not limited to, income, excise, property, sales or transfer taxes, including any interest, penalties or additions attributable thereto.

                  "Tax Returns": all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Governmental Authority, including any attachment thereto or amendment thereof.

                  "Third Party" or "Third Parties": any Person that is not the Buyer, a Company or a Seller or an Affiliate of the Buyer, a Company or a Seller.

                  "Transaction Documents": this Agreement, the Non-Competition Agreements, the Employment Agreement and the Stock Option Agreement.

                  2.       Sale and Purchase of Stock.


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



                  2.1 Sale and Purchase. At the Closing, each Seller shall sell, transfer, assign, convey and deliver all (and not less than all) of the CD Shares owned by it to the Buyer or its designee(s), and the Buyer or its designee(s) shall purchase, accept and acquire all (and not less than all) of the CD Shares from the Sellers. Anything elsewhere contained in this Agreement to the contrary notwithstanding, the CD Shares being sold hereunder do not include the 1% general partner interest in JJJ Amphitheater Limited Partnership which is owned by one of the Companies.

                  2.2 Closing Date. The Closing shall occur on February 10, 1999, or on such earlier date as may be designated by the Sellers upon reasonable notice. The Closing will take place at the offices of Winston & Strawn, 200 Park Avenue, New York, New York, 10166. The time and place of the Closing may be changed as the parties may mutually agree in writing.

                  2.3      Purchase Price.

                  (a) The aggregate purchase price payable by the Buyer for the CD Shares (the "Purchase Price") shall be the sum of the following:

                  (i) $70,000,000, minus an amount equal to the principal amount of, accrued unpaid interest (to the extent accrued through January 4, 1999), and prepayment penalties or premiums, if any, on the Companies' secured funded indebtedness and capitalized leases as of the Closing Date, including without limitation the following types of indebtedness included in the Companies' audited 1997 Financial
         Statements:

                           (A) Indebtedness of Cellar Door Amphitheater, Inc. to (1) First Union National Bank in respect of a construction loan and a revolving line of credit, (2) GTE Leasing in respect of a capitalized lease for a telephone system, (3) General Electric Capital Corporation in respect of a capitalized lease for modular buildings,
         (4) Chesapeake Leasing in respect of capitalized leases for stadium seats and for spotlights, and (5) Standard Leasing in respect of a capitalized lease for a stage, band shell, and VIP and orchestra chairs;

                           (B) Indebtedness of Cellar Door Venues, Inc. to (1) First Union National Bank in respect of a construction loan and revolving line of credit, (2) Chesapeake Leasing in respect of capitalized leases for stadium seats and miscellaneous equipment, and for video equipment and storage building, (3) General Electric Capital Corporation in respect of a capitalized lease for modular buildings, and (4) Virginia Power in respect of construction reimbursement relating to a power hookup;

                           (C) Indebtedness of CDC/SMT, Inc. to (1) City National Bank in respect of a building mortgage, and (2) Ogden Entertainment in respect of a business loan;


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




                           (D) Indebtedness of CDP, Inc. to Franklin National Bank in respect of a revolving line of credit and a term loan; and

                           (E) Indebtedness of JJJ Amphitheater Limited
         Partnership to Crestar Bank (to the extent outstanding on the Closing
         Date), in respect of three mortgage loans;

                  (ii) $8,500,000, payable in cash by the Buyer to the Sellers, in accordance with the written instructions of the Agent, in five (5) equal annual installments of $1,700,000 each due on the first through the fifth anniversaries of the Closing Date (provided that all remaining installments shall become immediately due and payable, without notice or demand, in the event that (A) such installments become due and payable in accordance with Section 6.1(b) of the Employment Agreement, or (B) the Buyer (i) admits in writing its inability to pay generally its debts as they mature, or (ii) makes a general assignment for the benefit of creditors, or (iii) is adjudicated a bankrupt or insolvent, or (iv) files a voluntary petition in bankruptcy, or (v) takes advantage, as against its creditors generally, of any bankruptcy or insolvency law or statute of the United States of America or any state or subdivision thereof, which petition or proceeding is not dismissed within sixty (60) days after the date of the commencement thereof, or (vii) has a receiver, trustee, custodian, conservator, sequestrator or other such person appointed by any court to take charge of its affairs or assets or business and such appointment is not vacated or discharged within (60) days thereafter);

                  (iii) $20,000,000, payable by delivery to the Sellers, in accordance with the written instructions of the Agent, of shares (the "SFX Shares") of Class A Common Stock, $0.01 par value, of the Buyer having an aggregate Average Market Price equal to $20,000,000 on the Closing Date, provided that, at the Buyer's option up to $15,000,000 of such amount may be paid to the Sellers in cash in lieu of SFX Shares; and

                  (iv) options to acquire up to 100,000 SFX Shares to be granted to the Sellers pursuant to a Stock Option Agreement in the form attached hereto as Exhibit B (the "Stock Option Agreement").

                  (b) The Purchase Price shall be allocated as set forth in Exhibit A-2 attached hereto.

                  2.4      Transactions at Closing.

                  (a) Delivery of CD Shares. At the Closing, each Seller shall cause all of the CD Shares held by him, her or it to be transferred to the Buyer or its designee(s) by delivering to the Buyer or its designee(s) certificates representing such CD Shares, duly endorsed for transfer or accompanied by duly executed forms of assignment.


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                  (b) Payment of Purchase Price. At the Closing, the Buyer
shall (i) pay to the Sellers the cash portion of the Purchase Price for the CD Shares payable at Closing (as determined in accordance with Section 2.3(a)(i) above), by wire transfer of immediately available funds in accordance with the written instructions of the Agent, (ii) deliver to the Sellers certificates representing the SFX Shares, in accordance with the written instructions of the Agent, and (iii) execute and deliver to the Sellers the Stock Option Agreement.

                  (c) Funded Indebtedness of the Companies. At the Closing, the Buyer will pay or prepay or cause to be paid or prepaid all secured funded indebtedness and capitalized leases taken into account in the calculation of the cash portion of the Purchase Price under Section 2.3(a)(i).

                  2.5 Section 338(h)(10) Election. (a) The Buyer will prepare and the Sellers shall join in the timely filing of a Section 338(h)(10) election, providing for a deemed sale of the Companies' assets, to be made under the Code in connection with the transactions contemplated by this Agreement, and any comparable elections required or permitted under state or local law. None of the Companies will be liable for any Taxes under Code ss.1374 in connection with such deemed sale of assets (including the assets of any qualified subchapter S subsidiary) caused by such Section 338(h)(10) election. All such Taxes shall be paid by the Sellers, subject to the further provisions of this Section 2.5.

                  (b) The Buyer shall indemnify each Seller for Transaction Taxes (as hereinafter defined) paid or payable by each Seller. The Buyer agrees to pay such amounts including a tax gross-up calculated to put the Sellers in the same position on an after-tax basis as they would have been in had they sold stock and no Section 338(h)(10) election were made, taking into account any Taxes payable by the Sellers attributable to payments made to the Sellers pursuant to this Section 2.5(b).

                  (c) As used herein, "Transaction Taxes" shall mean all federal, state, and local income Taxes, including related interest and penalties, payable by the Sellers, irrespective of when assessed and payable, as a result of the Sellers' dispositions of their CD Shares in the event of any elections under Section 338(h)(10) (and corresponding state tax law provisions) contemplated herein, to the extent such Taxes exceed the amount of federal, state and local income Taxes that would have been payable by the Sellers on the disposition of their CD Shares had the Section 338(h)(10) election(s) not been made.

                  (d) The Sellers shall submit to the Buyer a calculation of any amounts due for Transaction Taxes, including the tax gross-up referred to above. Unless the Buyer objects to such calculation, the Buyer shall pay such amounts to the Sellers by wire transfer of immediately available funds on or before the date such Transaction Taxes become due and payable. Where practicable, the Sellers shall provide the Buyer with ten (10) Business Days to review such calculations. In the event the Buyer disputes the Sellers' calculation, the undisputed portion shall be paid to the Sellers by wire transfer of


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immediately available funds on or before the date such Transaction Taxes become due and payable, and the disputed portion shall be submitted to a mutually acceptable "Big Six" firm of certified public accountants for binding resolution. The cost of such services shall be borne by the party whose determination of the amount in question was further from the result determined by the accounting firm selected. Any additional amount determined to be due to the Sellers shall be paid by the Buyer to the Sellers by wire transfer of immediately available funds within five (5) Business Days after receipt of the accounting firm's determination, and shall include interest at an annually compounded rate of 10% from the date such taxes were due and payable.

                  2.6       Repurchases of SFX Shares.

                  (a) During the period of thirty (30) days following the second (2nd) anniversary of the Closing Date, John J. Boyle shall have the option to require the Buyer to purchase from John J. Boyle a number of SFX Shares equal to up to fifty percent (50%) of the total SFX Shares issued to the Sellers (subject to appropriate arithmetic adjustment in the event of any stock splits, stock dividends, combinations of shares, recapitalizations or other such events relating to the common stock of the Buyer which may occur at any time and from time to time from and after the Closing Date). An option pursuant to this Section 2.6(a) may be exercised by written notice to the Buyer given at any time and from time to time during such 30-day period.

                  (b) During the period of thirty (30) days following the second (2nd) anniversary of the Closing Date, the Buyer shall have the option to purchase from John J. Boyle a number of SFX Shares equal to up to fifty percent (50%) of the total SFX Shares issued to the Sellers (subject to appropriate arithmetic adjustment in the event of any stock splits, stock dividends, combinations of shares, recapitalizations or other such events relating to the common stock of the Buyer which may occur at any time and from time to time from and after the Closing Date). An option pursuant to this
Section 2.6(b) may be exercised by written notice to a Seller given at any time and from time to time during such 30-day period.

                  (c) The purchase price for each SFX Share repurchased pursuant to Section 2.6(a) shall be ninety percent (90%) of the Average Market Price thereof on the Closing Date (which Average Market Price shall be subject to appropriate arithmetic adjustment in the event of any stock splits, stock dividends, combinations of shares, recapitalizations or other such events relating to the common stock of the Buyer which may occur at any time and from time to time from and after the Closing Date). The purchase price for each SFX Share repurchased pursuant to Section 2.6(b) shall be one hundred and twenty percent (120%) of the Average Market Price thereof on the Closing Date (which Average Market Price shall be subject to appropriate arithmetic adjustment in the event of any stock splits, stock dividends, combinations of shares, recapitalizations or other such events relating to the common stock of the Buyer which may occur at any time and from time to time from and after the Closing Date). Once exercised, any repurchase election under Section 2.6(a) or
(b) shall be irrevocable, and the Buyer and


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John J. Boyle shall thereupon become irrevocably obligated to effect such repurchase in accordance herewith. The purchase price shall be payable in cash within 30 days after the exercise of an option to purchase or sell under
Section 2.6(a) or (b), against delivery of certificates for the SFX Shares to be repurchased.

                  (d) In the event of any termination of the Employment Agreement pursuant to Section 6.1(b) thereof, John J. Boyle shall be entitled, upon any such termination, to exercise immediately (and thereafter until such rights would otherwise expire) the rights granted under Section 2.6(a) above, provided that the purchase price for each SFX Share shall be equal to 100% (decreasing to 90% to the extent that such right is not exercised within three
(3) months after such termination) of the Average Market Price thereof on the Closing Date (which Average Market Price shall be subject to appropriate arithmetic adjustment in the event of any stock splits, stock dividends, combinations of shares, recapitalizations or other such events relating to the common stock of the Buyer which may occur at any time and from time to time from and after the Closing Date).

                  2.7 Restrictions on Transfer. (a) Until the date immediately preceding the first anniversary of the Closing Date, without the Buyer's prior written consent, the Sellers shall not sell, assign, transfer, pledge, encumber or otherwise dispose of any of the SFX Shares. After the first anniversary of the Closing Date and until the thirtieth (30th) day following the second anniversary of the Closing Date, without the Buyer's prior written consent, the Sellers shall not sell, assign, transfer, pledge, encumber or otherwise dispose of more than fifty percent (50%) of the SFX Shares, other than pursuant to the exercise of a repurchase option under Section 2.6.

                  (b) Unless the resale of such SFX Shares shall then be subject to an effective registration under the Securities Act, none of the Sellers will sell or transfer any of the SFX Shares unless and until it shall first have given notice to the Buyer describing such sale or transfer and furnished it in writing such representations reasonably required in order for the Buyer's counsel to render (at no cost to any of the Sellers) such counsel's legal opinion confirming that the proposed sale or transfer of SFX Shares may be made without registration under the Securities Act and will be in compliance with applicable state securities ("blue sky") laws; and upon receipt of such written information, the Buyer shall cause its counsel to issue immediately its favorable opinion in order to permit such sale or transfer to be completed.

                  3. Representations and Warranties of the Sellers. The Sellers, jointly and severally, represent and warrant to the Buyer as follows:

                  3.1 Businesses and Subsidiaries. The Companies listed on Exhibit A-1 are all of the entities through which the Sellers conduct the "Cellar Door" music promotion and entertainment business. Except through the Companies, neither the Sellers nor their Affiliates have any equity, ownership or other economic interests of any nature in the Nissan Pavilion at Stone Ridge (or the land on which it is located), the Sunrise Musical Theatre, or the Virginia Beach Amphitheater. Except for the general


                                       10


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partner interest in JJJ Amphitheater Limited Partnership held by Cellar Door
Amphitheater, Inc., none of the Companies owns, beneficially or of record, any capital stock or other equity securities of any Subsidiary or any other corporation or other entity, or has any direct or indirect equity, ownership or voting interest in any other Person.

                  3.2 Organization; Good Standing. Each Company is a corporation or limited partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or formation and has all requisite corporate or partnership power and authority to own, operate and lease its properties, and to carry on its business as now being conducted. Each Company is duly qualified to do business and is in good standing as a foreign corporation or limited partnership, as the case may be, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on such Company. Each Company is duly qualified or licensed to transact business as a foreign corporation or limited partnership, as the case may be, in good standing in the jurisdictions listed on Schedule 3.2.

                  3.3 Authorization; Validity. Each of the Sellers has the full power and capacity necessary to enter into and perform his or its obligations under this Agreement and the other Transactions Documents to which he or it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the other Transaction Documents to which any of the Sellers is a party will be when executed and delivered, duly executed and delivered by the Sellers and each such agreement constitutes, or will constitute when executed and delivered, a legal, valid and binding obligation of the Sellers that are parties thereto, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws of general application affecting the enforceability of creditors' rights generally or by general principles of equity.

                  3.4 Title to CD Shares; Other Rights. Each of the Sellers is the owner of all right, title and interest (record and beneficial) in and to that number of CD Shares set forth next to his or her name on Schedule 3.4, free and clear of all Liens, except as disclosed on Schedule 3.4. Except for the restrictions on transfer contained in the Limited Partnership Agreement of JJJ Amphitheater Limited Partnership (all of which restrictions have been waived in respect of the transactions pursuant to this Agreement), no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract for the purchase from any of the Sellers of any CD Shares, and none of the Sellers is a party to, or bound by, any other agreement, instrument or understanding restricting the transfer of his or her CD Shares.

                  3.5 No Conflict. Subject to obtaining the Consents and Permits listed on Schedule 3.5, neither the execution nor the delivery of the Transaction Documents by the Sellers nor the consummation or performance of the transactions contemplated hereby will (a) conflict with or result in any violation of or constitute a breach of or default under any terms, conditions or provisions of (i) the organizational documents or by-laws of any


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of the Companies, or (ii) any applicable Laws, or (b) result in the creation of any Lien on any of the CD Shares or any of the assets of any Company.

                  3.6 Capitalization. The authorized, issued and outstanding shares of capital stock or other equity interests of each Company, and the record and beneficial holders thereof, are as set forth in Schedule 3.6 attached hereto. All of the CD Shares are duly authorized, validly issued, fully paid and non-assessable, and were issued pursuant to a valid exemption from registration under the Securities Act, and all applicable state securities laws. Except as disclosed in Section 3.4 regarding JJJ Amphitheater Limited Partnership, there are no outstanding rights of subscription, pre-emptive rights, warrants, calls, options, conversion or exchange rights or other Contracts with respect to any securities of the Companies or pursuant to which any Person has an interest in a Company's capital or profits, and there are no Contracts as to the voting of any Company's securities. There are no outstanding rights to either demand registration of any CD Shares under the Securities Act or to sell any CD Shares in connection with such registration of shares.

                  3.7 No Material Adverse Change; Absence of Certain Developments. Except as set forth on Schedule 3.7 or as contemplated by this Agreement, since December 31, 1997 (a) there has not been any material adverse change in the financial condition, operations, business, properties, assets or liabilities of the Companies, (b) there has not been any event or occurrence relating to any of the Companies, their assets, their Businesses, relations with employees, relations with customers or suppliers, or governmental actions or Laws directly applicable to their Businesses, which can reasonably be expected to have a Material Adverse Effect, and (c) each Company has conducted its Business only in the ordinary course and has not:

                  (i) made or committed to make any capital expenditures or capital additions or betterments in any one instance more than $100,000, or more than $500,000 in the aggregate;

                  (ii) encountered any labor union organizing activity with respect to non-union workers, had any actual or, to the knowledge of the Sellers, threatened employee strikes, or, to the knowledge of the Sellers, any material work stoppages, slowdown or lock-outs related to any labor union organizing activity or any actual or, to the knowledge of the Sellers, threatened employee strikes;

                  (iii) instituted any litigation, action or proceeding before any court, governmental body or arbitration tribunal relating to it or its property, except for litigation, actions or proceedings instituted in the ordinary course of business and consistent with prior practice;

                  (iv) acquired, or agreed to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

                  (v) increased, or agreed or promised to increase, the compensation of any officer, employee or agent, directly or indirectly, including by means of any bonus, pension plan, profit sharing, deferred compensation, savings, insurance, retirement, or any other employee benefit plan, except in the ordinary course of business and consistent with prior practice;

                  (vi) incurred any obligation or liability, whether due or to become due, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

                  (vii) declared or paid any dividends or made any other distributions to its stockholders as such except out of 1998 Net Income (as defined in Section 6.5 hereof); or made any redemption or repurchase of its capital stock;

                  (viii) paid, discharged or settled any liabilities for Taxes, other than payments required for the current year that are not in dispute;

                  (ix) canceled or compromised any material debt or claim or waived or released any material right, except for adjustments or settlements made in the ordinary course of business consistent with past practice; or

                  (x) made a loan to any person other than with respect to accounts receivable created by unaffiliated third parties in the ordinary course of business, with the exception of intercompany loans among the Companies.

                  3.8      [Intentionally omitted]

                  3.9 Good Title; No Liens. Except as set forth on Schedule 3.9, each Company has good and marketable title to all personal properties and assets, and to the Sellers' knowledge good and marketable title to all real property (if any), purported to be owned by it (including all property and assets reflected in the Financial Statements, except as disposed of after the date thereof in the ordinary course of business), subject to no Liens other than Permitted Liens and any Liens which would be disclosed in a title search or a lien and judgment search conducted in a commercially reasonable manner. Other than personal effects, no material item of the property used in a Company's operations or Business is owned by a Seller or an Affiliate of a Seller.

                  3.10     Litigation, etc.

                  (a) To the Sellers' knowledge, except as set forth on
Schedule 3.10 (i) there is no pending or threatened Action or governmental investigation or inquiry against or involving any Company or its assets or Business, and no event has occurred which could reasonably be expected to result in an Action or governmental investigation or inquiry against or involving the CD Shares, any Company or its assets or operations, and (ii) there are no outstanding Orders binding upon the CD Shares, any of the Companies or their assets or Businesses, which in any instance has had or the Sellers reasonably expect will have a Material Adverse Effect on the Companies taken as a whole or the Sellers' ability to consummate the transactions contemplated by this Agreement.

                  (b) Except as disclosed on Schedule 3.10, none of the Companies has been advised by any attorney representing it that there are any material "loss contingencies" (as defined in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975 ("FASB No. 5")), which would be required by FASB No. 5 to be disclosed or accrued in financial statements of the Companies, were such financial statements prepared as of the date hereof.

                  3.11 Contracts, etc. To the Sellers' knowledge, set forth on
Schedule 3.11 are complete and accurate lists of the following:

                  (a) all bonus, incentive compensation, profit-sharing, retirement, group insurance, death benefit or other fringe benefit plans, deferred compensation and post-termination obligations or trust agreements of the Companies in effect or under which any amounts remain unpaid on the date hereof or which are to become effective after the date hereof;

                  (b) each Contract defining the terms on which indebtedness for borrowed money, or other indebtedness evidenced by bonds, notes or similar instruments, of the Companies or guarantees thereof by the Companies have been or may be issued;

                  (c) all leases of real property to which each Company is a party;

                  (d) all leases or other arrangements requiring payment of $100,000 or more per year or $500,000 or more in the aggregate over the life of the lease or arrangement, for the use of any item of personal property, to which each Company is a party, either as lessor or lessee;

                  (e) all Contracts to which any Company is a party and in which any Affiliate of the Company has any interest, direct or indirect;

                  (f) all bank accounts, safe deposit boxes, money market funds, certificates of deposit, stocks, bonds, notes and other securities in the name of or owned or controlled by any Company, and the names of the persons having access thereto;

                  (g) all other Contracts to which any Company is a party, except (i) Contracts that are terminable on less than 60 days' notice, (ii) Contracts that do not require payments of $100,000 or more per year or $500,000 or more in the aggregate over the life of the Contract, and (iii) purchase and sales orders for products and services of a

Company and Contracts with performing artists entered into in the ordinary course of business.

Except as set forth on Schedule 3.11, none of the Companies or the Sellers has given or received notice of, and the Sellers have no knowledge of, any material breach, violation or default on the part of a Company or any other party in the performance or payment of any obligation to be performed or paid under any Contract listed on Schedule 3.11, or as a result of which the other party thereto has the right to terminate the same.

                  3.12 Tenants and Occupants. There are no leases, licenses or other occupancy agreements not terminable without penalty on 30 days or less notice affecting any portion of the properties owned, leased or occupied by the Sellers other than as disclosed on Schedule 3.12.

                  3.13 Investment Intent. Each of the Sellers is aware that the SFX Shares such Seller is receiving hereunder are not registered under the Securities Act or any state securities law. Each Seller is acquiring the SFX Shares for investment purposes only, for its own account not with a view to, or in connection with, the public distribution thereof in violation of the Securities Act. Each Seller receiving SFX Shares is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

                  3.14 Disclosure. The Sellers have made available or caused to be made available to the Buyer complete and correct copies of all agreements, instruments and documents set forth or referred to in the Schedules hereto.

                  4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers as follows:

                  4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, operate and lease its properties and assets, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder.

                  4.2 Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Buyer have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been and the other Transaction Documents when executed will be duly executed and delivered by the Buyer, and constitute or when executed will constitute the valid and binding obligations of the Buyer, enforceable in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws of general application affecting the enforceability of creditors' rights generally or by general principles of equity.

                  4.3 No Conflict. Neither the execution nor the delivery of this Agreement by the Buyer nor the consummation or performance of the transactions contemplated hereby will conflict with or result in any violation of or constitute a breach of or default under any terms, conditions or provisions of its organizational documents or by-laws or any Law or Contract by which it is bound or to which it or its assets are subject.

                  4.4 Investment Intent. The Buyer is aware that the CD Shares it is purchasing hereunder are not registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities law. The Buyer is acquiring the CD Shares for investment purposes only, for its own account not with a view to, or in connection with, the public distribution thereof in violation of the Securities Act.

                  4.5 Issuance of SFX Shares. All of the SFX Shares when issued will be duly authorized, validly issued, fully paid and non-assessable, and based on the Sellers' representations in Section 3.14 will be issued pursuant to a valid exemption from registration under the Securities Act and all applicable state securities laws.

                  4.6 SEC Documents. The Buyer has outstanding securities registered pursuant to Section 12(g) of the Exchange Act, and the Buyer has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) (collectively, the "SEC Documents"). As of their respective dates, the SEC Documents were true, correct and complete in all material respects in accordance with the requirements of the Exchange Act and the SEC's regulations thereunder, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the end of the quarterly period covered by the most recent quarterly report included in the SEC Documents, there has been no material adverse change in the financial condition, operations, business, properties, assets or liabilities of the Buyer and its subsidiaries (taken as a whole) from that set forth in such quarterly report.

                  5.       Indemnification.

                  5.1 Obligation of the Sellers. Subject to the limitations set forth in Section 5.3, from and after the Closing Date, each of the Sellers shall indemnify and save harmless the Buyer and its successors and assigns from, against, for and in respect of:

                  (a) any Loss incurred or required to be paid which arises out of or relates to (i) any inaccuracy in any representation or the breach of any warranty made by the Sellers in this Agreement, or (ii) the breach of any covenant or agreement made by the Sellers in this Agreement or any Transaction Document;

                  (b) any Loss incurred or required to be paid for Taxes payable by any Company as a result of its not having been an S Corporation, as defined in the Code, or not qualifying for comparable income tax treatment under applicable state or local law, for any of its tax years commencing prior to the date hereof; and

                  (c) any Litigation Expense incurred or required to be paid by the Buyer or any Company in connection with any Action incident to any matter indemnified against in paragraph (a) or (b) above.

                  5.2 Obligation of the Buyer. Subject to the limitations set forth in Section 5.3, from and after the Closing Date, the Buyer shall indemnify and save harmless the Sellers from, against, for and in respect of:

                  (a) any Loss incurred or required to be paid which arises out of or relates to (i) any inaccuracy in any representation or the breach of any warranty made by the Buyer in this Agreement, or (ii) the breach of any covenant or agreement made by the Buyer in this Agreement or in any Transaction Document; and any Litigation Expense incurred or required to be paid by the Sellers in connection with any Action incident to any Loss indemnified against in this Section 5.2 (a); and

                  (b) any Loss incurred or required to be paid which arises out of or relates to claims brought against any of the Companies or the Sellers by or on behalf of A. William Reid, Rising Tide Productions, Inc. and/or any of their respective Affiliates in respect of those matters described in Schedule
5.2 (the "Reid Claims"), and any Litigation Expense incurred or required to be paid by the Sellers in connection with any Action arising out of or relating to the Reid Claims, provided that:

                  (i) the Companies shall be responsible for the costs and expenses of defense of such claims (including legal fees and disbursements) to the extent incurred, accrued or otherwise attributable to any period preceding the Closing Date;

                  (ii) the costs and expenses of any appeal of a judgment or award granted on the Reid Claims (including legal fees and disbursements) shall be borne one-half by the Sellers and one-half by the Companies; and

                  (iii) the responsibility for paying any final judgment, order, award, verdict or settlement (to the extent requiring the payment of money) on or with respect to the Reid Claims (collectively, the "Reid Damages") shall be allocated (A) first, to the Companies, to the extent of any Reid Damages up to $500,000, (B) next, to the Sellers, to the extent of any Reid Damages in excess of $500,000 but not exceeding $1,000,000, and (C) finally, one-half to the Sellers and one-half to the Companies, to the extent of any Reid Damages in excess of $1,000,000; provided that in no event shall the Companies be responsible for more than a maximum of $1,500,000 in the aggregate of the Reid Damages, and the Sellers shall pay any amount thereof in excess of such maximum.

Notwithstanding anything to the contrary elsewhere in this Agreement, the Sellers may control the defense and any appeal of the Reid Claims, with independent counsel reasonably satisfactory to the Buyer (it being agreed that Michael W. Smith of Christian & Barton is satisfactory). The Buyer shall have the right to employ its own counsel (at Buyer's own expense) and such counsel may observe such defense or appeal and shall be kept informed of all material developments relating to such defense or appeal. No settlement or compromise of the Reid Claims or any Action relating thereto shall be effected without the prior written consent of the Buyer and the Agent, which consent shall not be unreasonably withheld, delayed or conditioned by either of them. The Buyer and the Agent, as the case may be, shall be kept fully informed of the progress of any such Action or appeal at all stages thereof, including any discussions with respect to settlement or compromise.

                  5.3 Limitations on Indemnity. The indemnification obligations of the parties under Sections 5.1 and 5.2 shall be subject to the following:

                  (a)      Time Bar.

                  (i) The Buyer shall not be entitled to make any claim against the Sellers for any Loss or Litigation Expense unless a notice of such claim shall have been given to the Agent or the Sellers in accordance with Section 11.1 hereof

                           (A) on or before the 90th day following the Closing
                  Date, in the case of any claim for Loss arising under Section 5.1(a)(i) hereof (and any Litigation Expense under Section 5.1(c) hereof related to such Loss), other than a claim relating to the inaccuracy of a representation or breach of warranty under Sections 3.3, 3.4 or 3.6 of this Agreement; and

                           (B) on or before the expiration of the applicable
                  statute of limitations, in the case of (1) any claim for Loss arising under Section 5.1(a)(i) hereof (and any Litigation Expense under Section 5.1(c) hereof related to such Loss) because of the inaccuracy of a representation or breach of warranty under Sections 3.3, 3.4 or 3.6 of this Agreement, and (2) any claim for Loss arising under Section 5.1(a)(ii) or Section 5.1(b) hereof (and any Litigation Expense under
                  Section 5.1(c) hereof related to such Loss).

                  (ii) The Sellers shall not be entitled to make a claim against the Buyer for any Loss or Litigation Expense relating thereto unless a notice of such claim shall have been given to the Buyer in accordance with Section 11.1 hereof prior the date two (2) years and one month following the Closing Date, except for claims relating to any payment obligation of the Buyer under Section 2 (which claims shall be subject only to applicable statutes of limitations).

                  (b) Threshold. The Buyer shall be entitled to indemnity for Losses or Litigation Expenses with respect to any claim arising under Section 5.1(a)(i) only after the aggregate amount of its Losses and Litigation Expenses (on an after-tax, after- insurance basis consistent with Section 5.3(c) below) with respect to all such claims exceeds $500,000, and then such indemnity shall also include all Losses and Litigation Expenses up to such amount with respect to such claims.

                  (c) Insurance Proceeds; Tax Benefits. An indemnified party's indemnifiable Loss hereunder shall be reduced by the amount of any insurance proceeds recoverable by such indemnified party or its Affiliates with respect to such Loss, and by the value of any tax benefits to the indemnified party or its Affiliates from such Loss, and shall be increased by income taxes payable by the indemnified party with respect to the indemnity payments to be received in connection with such Loss.

                  (d) Exclusivity. Subject to Section 9 hereof, the sole and exclusive remedy of the parties hereto for any claim resulting from a breach by any of the parties hereto of its respective representations, warranties, covenants or agreements made in this Agreement or the failure by any party to perform its respective obligations under this Agreement shall be a claim under this Section 5. The parties hereby waive any provision of law to the extent that it would limit or restrict the agreement contained in this Section 5.3(d).

                  (e) Buyer's Knowledge. The Buyer shall not be entitled to make any claim against the Sellers for any Loss under Section 5.1(a)(i) or Litigation Expense relating to such Loss, based on inaccuracies in or breaches of the Sellers' representations and warranties set forth in this Agreement, if the Buyer had knowledge on the Closing Date of facts from which the Buyer could reasonably conclude that such claim exists.

                  5.4 Notice and Defense of Claims. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by another party or third parties shall be subject to the following terms and conditions:

                  (a) Notice. The indemnified party shall give prompt written notice to the indemnifying party of any claim or event known to it which does or may give rise to a claim by the indemnified party against the indemnifying party based on this Agreement, stating the nature and basis of said claims or events and the amounts thereof, to the extent known or estimable, and in the case of any Action brought by any third party, a copy of any documentation with respect thereto promptly after any such documentation is received by the indemnified party. The claims notice may be amended on one or more occasions with respect to the amount or description of the asserted liability or the Loss at any time prior to final resolution of the obligation to indemnify relating to the asserted liability or the Loss. If a claims notice is not provided promptly as required by this Section 5.4(a), the indemnified party nonetheless shall be entitled to indemnification by the indemnifying party to the extent that the indemnifying party has not established that it has been prejudiced by such late receipt of the claims notice.

                  (b)      Third Party Claims or Actions.

                  (i) In the event any Action is brought by any third party against an indemnified party, with respect to which an indemnifying party may have liability under this Agreement, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense thereof, with independent counsel reasonably satisfactory to such indemnified party, provided that in assuming the defense of any such third party Action, the indemnifying party acknowledges in writing to the indemnified party that the indemnifying party shall thereafter be liable for any Loss and, to the extent herein provided, any Litigation Expense with respect to such Action.

                  (ii) If the indemnifying party elects to assume the defense of any such third-party Action, the indemnifying party shall have the right to contest, pay, settle or compromise any such Action on such terms and conditions as the indemnifying party may determine, with the indemnified party's written consent (which shall not be unreasonably withheld); provided that the indemnifying party shall not settle or compromise any Action or consent to the entry of any judgment that does not include an unconditional term releasing the indemnified party from all liability in respect of such asserted liability. After notice from the indemnifying party to such indemnified party of the indemnifying party's election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses incurred by the indemnified party after the date of receipt of such notice by the indemnified party. The indemnified party shall have the right to employ its own counsel and such counsel may participate in such Action, but the fees and expenses of such counsel shall be at the expense of such indemnified party, when and as incurred.

                  (iii) If the indemnifying party does not elect to assume the defense of any such Action, the indemnified party may engage counsel selected by the indemnified party to assume the defense and may contest and pay or settle or compromise any such claim (provided that no settlement or compromise shall be effected without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, delayed or conditioned). The fees and disbursements of such counsel shall constitute Litigation Expense hereunder.

                  (iv) The indemnified party and the indemnifying party, as the case may be, shall be kept fully informed of such Action at all stages thereof whether or not such party is represented by its own counsel.

                  5.5 Cooperation. The parties hereto agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Action brought by any third party.

                  5.6 Confidentiality. The parties agree to make reasonable efforts to preserve in full the confidentiality of all proprietary or confidential business records and the attorney-client and work product privileges. In connection therewith, each party agrees that: (a) it will make reasonable efforts, in any Action in which it has assumed or participated in the defense, to avoid production of confidential business records; and (b) all communications between any party hereto and counsel responsible for or participating in the defense of any Action shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

                  5.7 Survival of Representations and Warranties. All covenants, representations and warranties and agreements made in this Agreement or in any Exhibit, Schedule, certificate or document delivered herewith or at the Closing shall survive the execution and delivery thereof and the Closing hereunder; provided, however, that any claim for the breach of any such covenant, representation, warranty or agreement shall be subject to the applicable limitations set forth in this Section 5.

                  6.       Other Agreements of the Parties.

                  6.1 Brokers. Each party represents and warrants that all actions by it relative to this Agreement and the transactions contemplated hereby were carried out in such manner as not to give rise to any valid claim for finders fees, brokerage commissions or similar payments.

                  6.2 Further Assurances. Following the Closing, at the request of any party, the other parties shall execute and deliver such further documents, and take such other action, as may be necessary or appropriate to give full effect to the transactions contemplated by this Agreement, including without limitation to confirm the sale, transfer, assignment and conveyance of the CD Shares hereunder and to vest in the Buyer all the Sellers' right, title and interest in and to the CD Shares or as may otherwise be required to carry out the provisions of this Agreement.

                  6.3 Covenants of the Buyer. The Buyer hereby covenants and agrees with the Sellers that:

                  (a) Cooperation. Prior to the Closing or the earlier termination of this Agreement, the Buyer shall use all commercially reasonable efforts to cause the sale contemplated by this Agreement to be consummated and, without limiting the generality of the foregoing, to obtain all Consents and Permits which may be necessary or reasonably required in order for the Buyer to effect the transactions contemplated hereby.

                  (b) Covenants Relating to Rule 144. During the three-year period following the Closing Date, the Buyer will (to the extent legally required to do so) file reports in compliance with the Exchange Act, and/or will otherwise comply with all rules and regulations of the SEC applicable in connection with the Sellers' use of Rule 144 promulgated under the Securities Act and will take such other actions and make publicly available and furnish each Seller with such other information as such Seller may request in order to avail itself of such Rule allowing such holder to sell any of its SFX Shares without registration, after applicable holding periods under Rule 144, and will, at its expense, forthwith upon the request of any Seller, deliver to such Seller a certificate stating (i) the Buyer's name, address and telephone number, (ii) the Buyer's Internal Revenue Service identification number, (iii) the Buyer's SEC file number, (iv) the number of shares of each class of stock of the Buyer outstanding as shown by the most recent report or statement published by the Buyer, and (v) that the Buyer has filed the reports required to be filed under the Exchange Act for a period of at least 90 days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed thereunder.

                  (c) Notifications. From the date hereof through the Closing Date, the Buyer shall notify the Agent promptly of (A) any material adverse change in the financial condition, operations, business, properties, assets or liabilities of the Buyer and its subsidiaries (taken as a whole) from that set forth in the SEC Documents, and (B) any inaccuracy in the Buyer's representations and warranties contained in this Agreement of which the Buyer may become aware.

                  (d) Elections. Neither the Buyer nor any Affiliate of the Buyer (including, after the Closing Date, each Company) shall, without the prior written consent of the Agent, (i) make any election pursuant to the Code that is inconsistent with any election made by a Company or any Affiliate of a Company for the current or any prior year which would adversely affect the Sellers, or file any amended Tax Return for a Company so as to adversely affect the Sellers as to any taxable year ending on or before the Closing Date. Without the Agent's prior written consent, such consent not to be unreasonably withheld or delayed, the Buyer shall not agree to any extension of any statute of limitations in respect of any Tax Return of any Company for any taxable year ending on or before the Closing Date.

                  6.4 Covenants of the Sellers. The Sellers hereby severally covenant and agree with the Buyer that:

                  (a) Release of Liens. On or prior to the Closing Date, the Sellers shall cooperate (but without being required to incur any expense) with the Buyer in obtaining the release of such Liens on the assets of the Companies, as the Buyer may request, including without limitation assisting the Buyer with obtaining payoff letters and release documents from secured creditors whose liens are to be released by reason of the payments contemplated by Section 2.4(c); provided, that the failure of the Buyer to obtain any such release shall not constitute a breach of the Sellers' obligations under this Agreement.

                  (b) Cooperation. The Sellers shall use all commercially reasonable efforts to cause the sale contemplated by this Agreement to be consummated and, without limiting the generality of the foregoing, to provide reasonable assistance to the Buyer in obtaining all Consents and Permits which may be necessary or reasonably required in order to effect the transactions contemplated hereby. The Sellers will use all commercially reasonable efforts to preserve the Companies' business organization intact, and to preserve business relationships with employees, customers, suppliers, patrons and others having business relations with any Company.

                  (c) Maintenance of Business and Assets. From the date hereof through the Closing Date, the Sellers shall cause each Company:

                  (i) Maintenance of Properties, etc. To maintain all of its assets and properties in customary repair, order and condition (taking into consideration the age and condition thereof), reasonable wear and tear and losses covered by insurance excepted, and maintain insurance in amounts and of such kinds comparable to that in effect on the date of this Agreement.

                  (ii) Compliance with Laws. To comply in all respects with all Laws applicable to it and to the conduct of its Business, except where any non-compliance would not have a Material Adverse Effect on the Companies taken as a whole.

                  (iii) Access to Properties, etc. To provide the Buyer and its counsel, accountants, investment advisors and other representatives full access during normal business hours (upon at least two days' prior notice) to all of its properties (including without limitation real property, for environmental inspection and testing), books, tax returns, Contracts, Permits, and records, and to furnish to the Buyer all such documents and information with respect to the affairs of any Company as the Buyer may from time to time reasonably request; provided, that the Buyer shall promptly, at its expense, repair any damage to any of the Companies' properties caused by any such inspection or testing.

                  (iv) Notifications. To notify the Buyer promptly of (A) any material adverse change in the financial condition or in the operations, business, properties, assets or liabilities of the Companies (taken as a whole) from that set forth in the Financial Statements dated December 31, 1997, and (B) any inaccuracy in the Sellers' representations and warranties contained in this Agreement of which the Sellers may become aware.

                  (d) Certain Prohibited Transactions. From the date hereof through the Closing Date, except with the prior written consent of the Buyer, the Sellers will not cause or permit any of the Companies to:

                  (i) enter into any transaction out of the ordinary course of business;

                  (ii) purchase or lease any real property, or sell, transfer or otherwise dispose of any of its properties or assets, other than in the ordinary course of business;

                  (iii) create or allow any new Lien on the assets of any Company or any part thereof, other than Permitted Liens and other Liens being contested in good faith by appropriate action;

                  (iv) violate any Law if the same would have a Material Adverse Effect on the Companies taken as a whole;

                  (v) declare or pay any dividends other than Permitted Dividends, repurchase any of its capital stock, or make any distributions, other than Permitted Dividends, to its stockholders as such;

                  (vi)  amend its Certificate of Incorporation or by-laws; or

                  (vii) enter into any Contract with a value in excess of $50,000 (except agreements with performing artists), or with a term in excess of one (1) year, provided that the Buyer's approval shall not be required in any instance in which the preservation or maintenance of life, person or property makes it impracticable to obtain the Buyer's approval, and further provided that the Buyer's approval shall not be unreasonably withheld, delayed or conditioned with respect to any such Contract, and any such Contract submitted for approval shall be deemed approved unless expressly disapproved in writing by the Buyer within three (3) Business Days after the Buyer receives the request for approval.

                  (e) Real Estate-Related Matters. The Sellers shall cooperate with the Buyer (but without being required to incur any expense) in all reasonable respects in efforts to obtain and deliver to the Buyer on or before the Closing Date each of the following:

                  (i) Non-Disturbance Agreements. A non-disturbance agreement from (A) any mortgagee or deed of trust beneficiary of the fee interest in properties leased by any of the Companies, and (B) the holders of any other superior interests in properties leased by any of the Companies.

                  (ii) Lessor Estoppel Certificates. Lessor estoppel certificates, in form reasonably satisfactory to the Buyer, from each lessor of real property to the Companies.

                  (iii) Concessionaire Estoppel Certificates. Concessionaire estoppel certificates, in form reasonably satisfactory to the Buyer, from each other party to any concession operating agreement with the Companies.

The failure to obtain any of the items described in (i), (ii) or (iii) above shall not constitute a breach of the Sellers' obligations under this Agreement.

                  6.5 Permitted Dividends. On or before the Closing Date, the Sellers may cause the Companies to declare and pay to the Sellers dividends ("Permitted Dividends") in an aggregate amount which, when taken together with previous dividends and distributions paid to the Sellers in respect of 1998 Net Income, shall not exceed 1998 Net Income; provided that if such dividends paid prior to the Closing Date would leave the Companies with less than $300,000 of working capital or less than $200,000 of cash in the aggregate, payment of the dividend amount equal to such deficiency shall be deferred until such time or times after the Closing Date as the payment thereof would not result in either the Companies' aggregate working capital being less than $300,000 or the Companies' aggregate cash balance being less than $200,000 (each such amount to be reduced by $60,000 for each completed calendar month after December 31,
1998), and the Buyer shall cause such deferred dividends to be declared and paid from time to time as and when the Companies have cash flow (determined prior to any extraordinary expenditures and prior to any dividends paid by the Companies)reasonably sufficient to permit such payments after taking into account the normal and reasonable needs of the Business. As used herein, "1998 Net Income" means the Companies' combined net income for the year 1998 (which, if the Closing occurs prior to the end of the calendar year 1998, shall mean that portion of the calendar year 1998 to the Closing Date), determined on an accrual basis, taking into account an accrued expense for year-end bonuses and other compensation payable to management employees of the Companies determined in a manner consistent with the Companies' past practices, and otherwise determined in accordance with GAAP consistently applied.

                  6.6 Closing Year Tax Returns. The parties hereby agree that the Companies' taxes for the year in which the Closing occurs shall not be determined by proration, but shall instead be determined based on the actual income of the Companies for that portion of the subject calendar year to the Closing Date (which income shall be allocable to the Sellers) and that portion of such calendar year from and after the Closing Date (which income shall be allocable to the Buyer). The parties hereby further agree that the Sellers shall be responsible for preparing and filing the Tax Returns of the Companies for all periods from January 1, 1998 to the Closing Date, and for paying (or causing the Company to pay out of 1998 Net Income) all taxes which may be shown to be due and payable on such Tax Returns.

                  6.7 Post-Closing Cooperation. After the Closing Date, the Sellers and the Buyer shall provide each other timely access to information and reasonable assistance and cooperation, during normal business hours, necessary for the preparation of any tax returns or other filings or conducting or responding to tax audit or other proceedings. All pertinent books of account, papers, and records shall be retained by the parties until the statute of limitations to which they relate has expired, by lapse of time or by the terms of any agreement for extension of the period of limitations.

                  6.8 No Solicitation. From and after the date hereof and until the Closing or the earlier termination of this Agreement pursuant to Section 9.1, the Sellers agree not to negotiate with or enter into any agreement with anyone other than the Buyer relating to the acquisition of the assets or business of any Company, the acquisition of their capital stock, or any business combination relating to them, and will promptly notify the Buyer of any written offer or proposal received by them or by a Company and known by John J. Boyle with respect to any such proposed transaction. The Sellers mentioning that the Companies are being sold, engaging in oral conversations initiated by others, or receiving unsolicited offers, shall not, by themselves, constitute a breach of this Section 6.8.

                  6.9 Post-Closing Name Changes. Within 30 days after the Closing Date, the Sellers shall cause the name "Cellar Door" to be removed from the names of any and all corporations, partnerships or other business entities (other than the Companies) in which any of them has an ownership interest, and shall provide written evidence of such name changes to the Buyer.

                  7.       Fire, Casualty or Condemnation.

                  7.1. If Property is Restorable. In the case of any casualty to or condemnation of any of the Sellers' three principal venues (GTE Amphitheater, Nissan Amphitheater and Sunrise Musical Theater) (each a "Major Property") prior to Closing, the result of which is that such Major Property can be restored under then existing laws, rules, regulations, ordinances and governing documentation (including the terms of the lease or sublease for such property, if applicable), (a) the Sellers and the Buyer shall proceed to Closing under this Agreement, (b) the Buyer or the subject Company shall be entitled to receive (i) in the case of a casualty, any and all insurance awards (including but not limited to casualty and business interruption insurance awards), and (ii) in the case of a condemnation, an assignment of all condemnation claims and proceeds and any business interruption insurance awards, and (c) the Buyer shall be entitled to a credit against, or a reduction of, the cash portion of the Purchase Price in an amount equal to (i) the lost EBITDA from such Major Property (based on historical EBITDA for such Major Property) for the estimated period of time it will take to restore such Major Property (based upon the estimate of a mutually selected architectural firm with experience in the construction and renovation of similar facilities), minus (ii) the amount of the business interruption insurance award payable to the Buyer or the Companies under the terms of this Section 7.1.

                  7.2 If Property is Not Restorable. In the case of any casualty to or condemnation of a Major Property, the result of which is that such Major Property cannot be restored under then existing laws, rules, regulations, ordinances and governing documentation (including the terms of the lease or sublease for such property, if applicable), (a) the Sellers and the Buyer shall proceed to Closing under this Agreement and (b) the cash portion of the Purchase Price shall be equitably reduced to reflect lost EBITDA due to the loss of use or ownership of such Major Property (based on historical

EBITDA for such Major Property and taking into account, among other things, cost differences between the use of such Major Property and, to the extent the same exist and are available for the Buyer's use, the use of any comparable facilities in the same locale), but in no event shall such reduction be less than the casualty (or condemnation, as the case may be) and/or business interruption proceeds payable with respect to such casualty (or condemnation). Upon such reduction, there shall be assigned to the Sellers, and the Sellers shall be entitled to receive and retain, the casualty and/or condemnation awards only with respect to the affected Major Property.

                  7.3 EBITDA. For purposes of this Section 7, "EBITDA" shall mean, for any period, net income before interest and provision for taxes and without giving effect to any extraordinary gains or losses or gains or losses from sales of assets, adjusted by adding thereto the amount of all amortization of intangibles and depreciation that were otherwise deducted in determining net income.

                  7.4. Cooperation. The Sellers shall cooperate with the Buyer (at the Buyer's expense) following Closing in connection with the collection of any insurance awards and/or condemnation claims and proceeds payable or assigned to the Buyer in accordance with Section 7.1. The Buyer shall cause the Companies to cooperate with the Sellers (at the Sellers' cost) after the Closing Date in connection with the collection of any insurance awards and/or condemnation claims and proceeds payable or assigned to the Sellers in accordance with Section 7.2.

                  8.       Conditions Precedent.

                  8.1 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, unless waived in writing at the sole option of the Agent, at or prior to the Closing Date, of each of the following conditions precedent:

                  (a) Buyer's Representations and Warranties. The representations and warranties of the Buyer herein contained shall be true on and as of the Closing Date with the same force and effect as though made on and as of said date, except as affected by the transactions contemplated or permitted by this Agreement.

                  (b) Buyer's Covenants. The Buyer shall have performed all its obligations and agreements and complied with all its covenants contained in this Agreement to be performed and complied with by the Buyer at or prior to the Closing Date.

                  (c) Buyer's Closing Certificate. The Sellers shall have received a certificate of the Buyer, executed on behalf of the Buyer by any duly authorized officer of the Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the

Sellers, certifying as to the fulfillment of the matters mentioned in paragraphs (a) and (b) of this Section 8.1.

                  (d) Buyer's Counsel's Opinion. Winston & Strawn and Richard
J. Liese, counsel to the Buyer, shall have delivered to the Sellers opinions, dated the Closing Date, substantially in the forms of Exhibit C-1 and Exhibit C-2 hereto, and otherwise reasonably satisfactory to counsel for the Sellers. In giving such opinions such counsel may rely, as to matters of fact, upon certificates of duly authorized representatives of the Buyer and, as to matters of law, upon the opinions of other counsel reasonably satisfactory to the Sellers, provided that copies thereof are delivered to the Sellers at or prior to the Closing.

                  (e) Consents and Approvals. The Sellers and the Companies shall have received all approvals, consents, authorizations and waivers listed on Schedule 3.5.

                  (f) Government Consents and Approval. All governmental consents, authorizations, filings or registrations required in connection with the Sellers' sale of the Companies shall have been obtained or made, including, without limitation, any required under the HSR Act, and all applicable waiting periods under the HSR Act or otherwise required by any other Governmental Authority shall have expired or been terminated.

                  (g) Employment Agreements. (i) SFX shall have entered into an Employment Agreement with John J. Boyle, in the form attached hereto as Exhibit E (the "Employment Agreement"), and (ii) one or more of the Companies shall have entered into five-year employment agreements with Richard S. Franks and Wilson C. Howard, each in form and substance reasonably satisfactory to the Buyer and the Agent, and the parties to such agreements.

                  (h) Other Documents. The Sellers shall have received all certificates, corporate documents, evidence of authorization, and other agreements, instruments and documents in respect of the transactions contemplated by this Agreement as the Agent may reasonably request, all of which shall be in form and substance reasonably satisfactory to Agent.

                  (i) No Litigation. No Action before any court or any governmental or regulatory authority shall have been commenced and still be pending, no investigation by any governmental or regulatory authority shall have been commenced and still be pending, and no Action by any governmental or regulatory authority shall have been threatened, in any case against the Sellers or the Buyer seeking to restrain, prevent or materially change the transactions contemplated hereby or questioning the validity or legality of any of such transactions.

                  8.2 Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, unless waived in writing at the sole option of the Buyer, at or prior to the Closing Date, of each of the following conditions precedent:

                  (a) Sellers' Representations and Warranties. The representations and warranties of the Sellers herein contained shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of said date, except as affected by the transactions contemplated or permitted by this Agreement.

                  (b) Sellers' Covenants. The Sellers shall have performed in all material respects all of the obligations and agreements and complied in all material respects with all of the covenants contained in this Agreement to be performed and complied with by the Sellers on or prior to the Closing Date.


                  (c) Sellers' Closing Certificate. The Buyer shall have received a certificate of the Sellers (which may be signed on their behalf by the Agent), dated the Closing Date, in form and substance reasonably satisfactory to the Buyer, certifying as to the fulfillment of the matters mentioned in paragraphs (a) and (b) of this Section 8.2.

                  (d) Consents. The Buyer shall have received evidence, satisfactory to the Buyer and its counsel, that all of the Consents disclosed in Schedule 3.5 have been duly obtained.

                  (e) Sellers' Counsel's Opinion. Greenberg Traurig, counsel for the Sellers, shall have delivered to the Buyer an opinion, dated the Closing Date, substantially in the form of Exhibit D hereto and otherwise reasonably satisfactory to counsel for the Buyer. In giving such opinion such counsel may rely, as to matters of fact, upon certificates of the Sellers, and, as to matters of law, upon the opinions of other counsel reasonably satisfactory to the Buyer, provided that copies thereof are delivered to the Buyer prior to the Closing.

                  (f) Other Documents. The Buyer shall have received all certificates, corporate documents, evidence of authorization, and other agreements, instruments and documents in respect of the transactions contemplated by this Agreement as the Buyer may reasonably request, all of which shall be in form and substance reasonably satisfactory to the Buyer.

                  (g) No Litigation. No investigation by any governmental or regulatory authority shall have been commenced and still be pending, and no Action by any governmental or regulatory authority shall have been threatened, in any case against the Sellers or the Buyer seeking to restrain, prevent or materially change the transactions contemplated hereby or questioning the validity or legality of any of such transactions. No other Action before any court or any governmental or regulatory authority shall have been commenced and still be pending, that shall have resulted in a final order restraining, preventing or materially changing the transactions contemplated hereby, or declaring the transactions contemplated hereby invalid or illegal.

                  (h) Non-Competition and Confidentiality. The Sellers shall have executed and delivered non-competition and confidentiality agreements in favor of the Buyer and the Companies, each in substantially the forms attached hereto as Exhibits F-1 and F-2.

                  (i) Employment Agreements. John J. Boyle shall have entered into the Employment Agreement.

                  (j) Franks and Howard Employment Agreements. Richard S. Franks and Wilson C. Howard shall have entered into the employment agreements referred to in Section 8.1(g).

                  (k) Government Consents and Approval. All governmental consents, authorizations, filings or registrations required in connection with the Buyer's acquisition of the Companies shall have been obtained or made, including, without limitation, any required under the HSR Act, and all applicable waiting periods under the HSR Act or otherwise required by any other Governmental Authority shall have expired or been terminated.

                  (l) Title Commitments. The Buyer shall have received title commitments, dated the date of the Closing, issued by Chicago Title Insurance Company (the "Title Company") with respect to the properties, and subject only to the exceptions, noted on Schedule 8.2, and/or other Permitted Liens existing on the effective date of such commitments.

                  (m) Title Affidavits. The Buyer shall have received, dated the date of the Closing, standard title affidavits from the Companies and non-imputation title affidavits from the Sellers as the Buyer and the title company issuing the commitments contemplated by Section 8.2(l) shall reasonably request, in order to insure title to the real estate as of the Closing Date without exclusions from coverage for imputation of knowledge of the Sellers and to omit exceptions other than those which constitute Permitted Liens.

                  9.       Termination.

                  9.1      Termination.

                  (a) This Agreement may be terminated prior to the Closing and the transactions contemplated hereby may be abandoned:

                  (i) by the Sellers, upon written notice from the Agent to the Buyer, if the Closing has not taken place on or before February 10, 1999, and the Sellers shall not then be in material breach of any of their representations, warranties or covenants under this Agreement;

                  (ii) by the Buyer, upon written notice to the Agent, if the Closing has not taken place on or before February 10, 1999, other than by reason of a material default on the part of the Buyer; or

                  (iii) by either the Buyer or the Sellers, upon written notice to the other(s) if at the time of such notice there shall be in effect a non-appealable order of a court of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby.

                  9.2 Payments on Termination. In view of the substantial legal, accounting and other expenses that the Sellers will be required to incur in order to complete the transactions contemplated hereby, and the other opportunities that will be forgone by the Sellers in attempting to complete the transactions contemplated by this Agreement, the Buyer will pay the Sellers a break-up fee in the amount of $10,000,000 if either:

                  (a) the Sellers terminate this Agreement pursuant to Section 9.1(a)(i),

         or

                  (b) the Buyer fails or elects not to complete the transactions contemplated by this Agreement for no reason or for any reason other than (i) a material misrepresentation or material breach of warranty by the Sellers under this Agreement, (ii) a material breach by the Sellers of their obligations under this Agreement, or
         (iii) the failure of any of the conditions precedent in Sections 8.2(c), (e), (h) or (i) above.

Any payment under this Section 9.2 shall be made, without requirement of notice or demand, on February 10, 1999 (subject to extension consistent with Section 9.1(b) above).

                  9.3 Status of Agreement after Termination. Upon any termination of this Agreement pursuant to Section 9.1, this Agreement shall become void and shall have no effect, except that (subject to Section 9.4 below) such termination shall not affect any liability any party may have for any loss, damage, liability, cost or expense alleged to have been incurred by another as a consequence of the party's default under this Agreement.

                  9.4 Exclusive Remedy. The payment of the break-up fee provided for in Section 9.2 shall be the sole, full and complete remedy of the Sellers for any and all loss, damage, cost or expense alleged to have been incurred by the Sellers as a consequence of the Buyer's failure to consummate the transactions contemplated by this Agreement.

                  10.      Arbitration.

                  (a) Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association (the "Rules"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that nothing herein contained shall be deemed to preclude or impair any party from pursuing a judicial proceeding for specific performance or other equitable relief.

                  (b) The arbitration tribunal shall consist of three arbitrators, of whom one shall be nominated by Buyer, one shall be nominated by the Seller, and the third, who shall serve as Chairman, shall be chosen by the American Arbitration Association. Each of the arbitrators shall have significant experience in the concert promotion business and shall not be affiliated with or employed by the Buyer, the Sellers, the Companies or any of their respective Affiliates.

                  (c) Any party to this Agreement is authorized to initiate arbitration by providing written notice of arbitration, in accordance with the Rules, to the Administrator of the American Arbitration Association and to the party or parties against whom a claim is being made.

                  (d) The place of the arbitration shall be New York, New York.

                  (e) The award of the arbitrators shall be conclusive, final and binding, may include an order of specific performance or other equitable relief, and shall include reasonable attorneys' fees to the prevailing party in the arbitration proceeding. The parties waive any right to appeal the award, to the extent a right to appeal may be lawfully waived. Each party retains the right to seek judicial assistance (i) to compel arbitration; (ii) to obtain interim measures of protection pending arbitration; (iii) to enforce any decision of the arbitrators, including the final award; and (iv) to obtain specific performance or other equitable relief.

                  11.      General Provisions.

                  11.1 Notices. All waivers, notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given (a) when hand-delivered, (b) when sent by telecopier, (c) one (1) Business Day after being sent by national overnight courier service, with charges prepaid or billed to the account of the sender, or (d) three (3) Business Days after being mailed by certified first class mail, return receipt requested, postage prepaid; and in each case shall be addressed as follows:

                  if to the Buyer:

                           SFX Entertainment, Inc.
                           630 Madison Avenue
                           New York, New York  10022
                           Attention: Richard Liese, Esq.
                           fax: (212) 486-4830

                  with a copy to:

                           Winston & Strawn
                           200 Park Avenue

                           New York, New York 10166-4193
                           Attention: John W. Kaufmann, Esq.
                           fax:     (212) 294-4700

                  if to the Sellers or the Agent:

                           John J. Boyle, as Agent
                           The Cellar Door Companies
                           329 South Patrick Street
                           Alexandria, VA  22314
                           fax:  ( 703)  549-8387

                  with a copy to:
                           .

                           Greenberg Traurig
                           200 Park Avenue
                           New York, New York  10166

                           Attention: Richard A. Rosenbaum, Esq.
                           fax: (212) 801-6400

or to such other address or addresses as may be designated by a party by written notice to the other parties hereto.

                  11.2 Costs; Expenses. Whether or not the transactions are consummated, the Buyer will bear its own costs and expenses incurred in negotiating this Agreement and consummating the transactions contemplated hereby, and the Sellers will bear the costs and expenses incurred by the Sellers in negotiating this Agreement and consummating the transactions contemplated hereby.

                  11.3 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns; provided, however, that nothing in this Agreement shall be construed to confer any rights, remedies, obligations or liabilities on any person other than the parties hereto or their respective heirs, executors, administrators, personal representatives, successors and assigns.

                  11.4 Public Announcements. The parties hereto shall advise and consult with each other prior to the making of any public announcement with respect to the transactions contemplated hereby and, in any event, shall not issue any press releases, or make any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other parties, except for (a) press releases in conformity with SEC disclosure requirements and approved by the Agent, (b) filings or registrations which may be required by Law, (c) communications with directors, employees, customers, suppliers, franchisees, lenders, lessors, shareholders, partners and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other parties for the proper consummation of the transactions contemplated by this Agreement, or (d) announcements or other communications otherwise required by Law.

                  11.5 Entire Agreement; Amendment. This Agreement, together with its Schedules and Exhibits, and the confidentiality agreement dated May 20, 1998, embodies the entire agreement and understanding of the parties hereto and supersedes any prior agreement or understanding between the parties with respect to the subject matter of this Agreement. This Agreement cannot be amended, waived or terminated orally, but only by a writing duly making specific reference to this Agreement executed by the parties.

                  11.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

                  11.7 Headings. Headings of the Sections and paragraphs in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

                  11.8 Assignment. This Agreement may not be assigned by any party without the prior written consent of each other party. Notwithstanding the foregoing, the Buyer may, without the consent of the other parties hereto, assign and delegate its obligations and rights hereunder or any part thereof to
(i) any affiliated company of the Buyer and (ii) any lender of the Buyer as collateral, but no such assignment shall relieve the Buyer of its obligations hereunder.

                  11.9 Applicable Law. This Agreement shall be governed and construed and interpreted in accordance with the laws of the State of New York, without regard to choice of laws principles, and the federal laws of the United States of America.

                  11.10 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validly or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

                  11.11 Waivers. Except as otherwise provided herein, no delay on the part of a Seller or the Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of a Seller or the Buyer of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                  11.12 Enforcement of Rights and Remedies. The rights and remedies granted to the parties hereunder are cumulative of one another, and may be exercised singly or concurrently, or in any order in which the subject party may determine.

                  11.13 Rights of Agent. Each of the Sellers hereby authorizes the Agent, as such Seller's representative and attorney-in-fact, to take any and all action hereunder in the name, place and stead of such Seller, as fully and to the same extent as such Seller could have done acting for itself and in its own name. Such permitted actions shall include, without limitation, giving any notices under this Agreement, entering into any amendments or modifications of this Agreement, and granting any and all waivers and/or consents hereunder, all on such terms and conditions as the Agent may determine in his sole and absolute discretion.




                            [Signature Page Follows]

Counterpart Signature Page for the Stock Purchase Agreement dated as of January 25, 1999 between the Sellers listed below and SFX Entertainment, Inc.

                  IN WITNESS WHEREOF, the parties have executed or caused to be executed this Stock Purchase Agreement as of the date first set forth above.

                                         BUYER:

                                         SFX ENTERTAINMENT, INC.


                                         By: /s/ Richard A. Liese
                                            -----------------------------------
                                            Title: Senior Vice President


                                         SELLERS:

                                         /s/ John J. Boyle
                                         -------------------------------------
                                         John J. Boyle,
                                         individually and as Agent

                                         /s/ Janet A. Boyle
                                         -------------------------------------
                                         Janet A. Boyle, as Trustee of
                                         Rita Karen McDonald S Trust

                                         /s/ John J. Boyle III
                                         -------------------------------------
                                         John J. Boyle III, as Trustee of
                                         Mollie Nickoson S Trust

                                         /s/ Janet A. Boyle
                                         -------------------------------------
                                         Janet A. Boyle

                                         /s/ John J. Boyle III
                                         -------------------------------------
                                         John J. Boyle III



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